UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT NO. 333-134689

UNDER

THE SECURITIES ACT OF 1933

IGATE Corporation

(Exact Name of registrant as specified in its charter)

Pennsylvania	25-1802235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Somerset Corporate Blvd.

Bridgewater, NJ 08807

(908) - 219-8050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

IGATE CORPORATION 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey Friedel

Senior Vice President – Legal

IGATE Corporation

100 Somerset Corporate Blvd.

Bridgewater, NJ 08807

(908) 219-8050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James J. Barnes, Esq.

Pepper Hamilton LLP

Suite 5000

500 Grant Street

Pittsburgh, PA 15219-2507

Tel: (412) 454-5004

Fax: (412) 281-0717

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of IGATE Corporation (the “Registrant”):

•	Registration Statement No. 333-134689 pertaining to the registration of 14,702,793 shares of Common Stock issuable under the Registrant’s iGate Corporation 2006 Stock Incentive Plan (the “Plan”).

On July 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2015 (the “Merger Agreement”), by and among the Registrant, Cap Gemini S.A. (“SA”), Capgemini North America, Inc. (“NA”), and Laporte Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of NA, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of NA (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities in the Plan pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, IGATE Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on the 1st day of July, 2015.

IGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Senior Vice President – Legal & Corporate Secretary